                                                                   Exhibit 4.4

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                   COMMON STOCK PURCHASE WARRANT CERTIFICATE

                           Dated: September 3 , 1998

                 to Purchase [       ] Shares of Common Stock of

              EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY

     EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY, a Minnesota corporation (the "COMPANY"), hereby certifies that RGC INTERNATIONAL INVESTORS, LDC , its permissible transferees, designees, successors and assigns (collectively, the "HOLDER"), for value received, is entitled to purchase from the Company at any time commencing on September 3, 1998 ("ISSUANCE DATE") and terminating on the fifth anniversary of the Issuance Date (or such earlier date as is specified in a duly delivered Call Notice
(as defined below)) up to [                          ] ([       ]) shares
(each a "SHARE" and collectively the "SHARES") of the Company's common stock (the "COMMON STOCK"), at an exercise price of $8.4896 (the "EXERCISE PRICE"). The number of Shares purchasable hereunder is subject to adjustment as provided in Section 4 hereof.

     1.   EXERCISE OF WARRANTS.

          (a) Upon presentation and surrender of this Common Stock Purchase Warrant Certificate ("WARRANT CERTIFICATE" or "CERTIFICATE"), or a Lost Certificate Affidavit (as defined below), accompanied by a completed Election to Purchase in the form attached hereto as Exhibit A (the "ELECTION TO PURCHASE") duly executed, at the principal office of the Company at 805 Hanlon Drive, Belle Plaine, Minnesota 56011, Attn: Chief Financial Officer, together with a check payable to the Company in the amount of the Exercise Price multiplied by the number of Shares being purchased, the Company or the Company's Transfer Agent as the case may be, shall, within three (3) trading days of receipt of the foregoing, deliver to the Holder hereof, certificates of fully paid and non-assessable Common Stock which in the aggregate represent the number of Shares being purchased. The certificates so delivered shall be in such denominations

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                                                                        Page 2

as may be reasonably requested by the Holder and shall be registered in the name of the Holder or such other name as shall be designated by the Holder. All or less than all of the Warrants represented by this Certificate may be exercised and, in case of the exercise of less than all, the Company, upon surrender hereof, will at the Company's expense deliver to the Holder a new Warrant Certificate or Certificates (in such denominations as may be requested by the Holder) of like tenor and dated the date hereof entitling said holder to purchase the number of Shares represented by this Certificate which have not been exercised and to receive Registration Rights with respect to such Shares, and all other rights with respect to the shares which the Holder has on the date hereof.

          (b) CASHLESS EXERCISE. Notwithstanding the foregoing provision regarding payment of the Exercise Price in cash, the Holder may elect, with the prior written consent of the Company, which may be granted or withheld in the Company's sole discretion on a case by case basis, to receive a reduced number of Shares in lieu of tendering the Exercise Price in cash ("CASHLESS EXERCISE"); PROVIDED that the Holder shall be entitled, without the consent of the Company, to elect Cashless Exercise at any time that the resale of the Warrant Shares by the Holder is not then registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"). In such case, the number of Shares to be issued to the Holder shall be computed using the following formula:

                              X = Y(A-B)
                                   A

where:   X = the number of Shares to be issued to the Holder;
         Y = the number of Shares to be exercised under this Warrant
         Certificate;
         A = the Market Value (defined below) of one share of Common Stock on the trading day immediately prior to the date that the Election to Purchase is duly surrendered to the Company for full or partial exercise; and
         B = the Exercise Price.

The term "Market Value" means, for any security as of any date, the five-day average closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market or the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security that are reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Market Value cannot be calculated for such security on such date on any of the foregoing bases, the Market Value of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the

Holder with the costs of such appraisal to be borne by the Company.

     2. EXCHANGE, TRANSFER AND REPLACEMENT. (a) At any time prior to the exercise hereof, this Warrant Certificate may be exchanged upon presentation and surrender to the Company, alone or with other Warrant Certificates of like tenor of different denominations registered in the name of the same Holder, together with a duly executed Assignment in substantially the form and substance of the Form of Assignment which accompanies this Warrant Certificate. The Warrant Certificate or Certificates shall be exchanged for another Warrant Certificate or Certificates of like tenor in the name of such Holder and/or the transferees named in such Assignment, exercisable for the aggregate number of Shares as the Certificate or Certificates surrendered, provided that the Company shall not be obligated to issue exchange or transfer Certificates for an exchange or transfer of less than 10,000 shares.
 The Company shall issue any Warrant Certificates reflecting such transfer or assignment (including such portion of this Warrant Certificate, if any, as shall not have been transferred or assigned) within three (3) business days after receipt of the requisite Warrant Certificate(s) and duly completed Assignment.

          (b) REPLACEMENT OF WARRANT CERTIFICATE. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant Certificate and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company (collectively, a "LOST CERTIFICATE AFFIDAVIT"), or, in the case of any such mutilation, upon surrender and cancellation of this Warrant Certificate, the Company, at its expense, will execute and deliver in lieu thereof, a new Warrant Certificate of like tenor.

          (c) CANCELLATION; PAYMENT OF EXPENSES. Upon the surrender of this Warrant Certificate in connection with any transfer, exchange or replacement as provided in this Section 2, this Warrant Certificate shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution and delivery of Warrant Certificates pursuant to this Section 2.

          (d) WARRANT REGISTER. The Company shall maintain, at its principal executive offices (or at the offices of the transfer agent for the Warrant Certificate or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant Certificate (the "WARRANT REGISTER"), in which the Company shall record the name and address of the person in whose name this Warrant Certificate has been issued, as well as the name and address of each permitted transferee and each prior owner of this Warrant Certificate.

     (e)  MANDATORY EXERCISE RIGHT.   The Company shall be entitled, on any
day following the third anniversary of the Issuance Date on which the average of the closing bid prices of the Common Stock (as reported by Bloomberg, L.P.) during the ten (10) consecutive trading day period ending on the trading day immediately preceding such date (the "Calculation Date"), is equal to or greater than $13.5834 per Share (subject to adjustment in accordance with Section 4 hereof), to deliver a written notice to the Holder requiring such Holder to exercise this Warrant Certificate in accordance with Section 1 hereof on the date which is twenty
(20) trading days following the date of such notice (the "Exercise Date");provided, however, that the Company shall have such right if and only if (x) for a period of thirty (30) consecutive trading days prior to such Calculation Date, and (y) at all times during such ten (10) consecutive trading day period of time and continuing through the Exercise Date, the Shares of Common Stock issuable upon exercise of the Warrants are (i) authorized and reserved for issuance, and (ii) listed for trading on each principal exchange or market on which the shares of Common Stock of the Company were then traded; provided further, that the Holder shall not be required to exercise this Warrant with respect to any such notice unless the closing bid price of the Common Stock -on the trading day immediately preceding the Exercise Date is at least equal to $11.885475 (subject to adjustment in accordance with Section 4 hereof).

     3. RIGHTS AND OBLIGATIONS OF HOLDERS OF THIS CERTIFICATE. The Holder of this Certificate shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or in equity; provided, however, that in the event any certificate representing shares of Common Stock or other securities is issued to the holder hereof upon exercise of some or all of the Warrants, such holder shall, for all purposes, be deemed to have become the holder of record of such Common Stock on the date on which this Certificate, together with a duly executed Purchase Form, was surrendered and payment of the aggregate Exercise Price was made, irrespective of the date of delivery of such share certificate.

     4.   ADJUSTMENTS.

          (a)  STOCK DIVIDENDS, RECLASSIFICATIONS, RECAPITALIZATIONS, ETC.
In the event the Company: (i) pays a dividend in Common Stock or makes a distribution in Common Stock, (ii) subdivides its outstanding Common Stock into a greater number of shares, (iii) combines its outstanding Common Stock into a smaller number of shares or (iv) increases or decreases the number of shares of Common Stock outstanding by reclassification of its Common Stock (including a recapitalization in connection with a consolidation or merger in which the Company is the continuing corporation), then (1) the Exercise Price on the record date of such division or distribution or the effective date of such action shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately before such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event, and (2) the number of shares of Common Stock for which this Warrant Certificate may be exercised immediately before such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the Exercise Price immediately before such event and the denominator of which is the Exercise Price immediately after such event.

          (b) CASH DIVIDENDS AND OTHER DISTRIBUTIONS. In the event that at any time or from time to time the Company shall distribute to all holders of Common Stock

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                                                                        Page 5

(i) any dividend or other distribution of cash, evidences of its indebtedness, shares of its capital stock or any other properties or securities or (ii) any options, warrants or other rights to subscribe for or purchase any of the foregoing (other than in each case, (w) the issuance of any rights under a shareholder rights plan, (x) any dividend or distribution described in Section 4(a), (y) any rights, options, warrants or securities described in Section 4(c) and (z) any cash dividends or other cash distributions from current earnings), then the number of shares of Common Stock issuable upon the exercise of each Warrant Certificate shall be increased to a number determined by multiplying the number of shares of Common Stock issuable upon the exercise of such Warrant Certificate immediately prior to the record date for any such dividend or distribution by a fraction, the numerator of which shall be such Market Value (as hereinafter defined) per share of Common Stock on the record date for such dividend or distribution, and the denominator of which shall be such Market Value per share of Common Stock on the record date for such dividend or distribution less the sum of (x) the amount of cash, if any, distributed per share of Common Stock and (y) the fair value (as determined in good faith by the Board of Directors of the Company, whose determination shall be evidenced by a board resolution, a copy of which will be sent to the Holders upon request) of the portion, if any, of the distribution applicable to one share of Common Stock consisting of evidences of indebtedness, shares of stock, securities, other property, warrants, options or subscription or purchase rights; and the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such record date by the above fraction. Such adjustments shall be made whenever any distribution is made and shall become effective as of the date of distribution, retroactive to the record date for any such distribution. No adjustment shall be made pursuant to this
Section 4(b) which shall have the effect of decreasing the number of shares of Common Stock issuable upon exercise of each Warrant Certificate or increasing the Exercise Price. No adjustments shall be made under this
Section 4(b) unless the adjustments to be made to the Exercise Price would, individually or together with any prior adjustments to the Exercise Price,
exceed $.10.   If such rights, options and warrants expire unexercised, any such adjustments shall be reversed or adjusted to reflect such expiration.

          (c) RIGHTS ISSUE. In the event that at any time, or from time to time, the Company shall issue rights, options or warrants entitling the holders thereof to subscribe for shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock to all holders of Common Stock (other than in connection with the adoption of a shareholder rights plan by the Company, or any stock option plan or employee stock purchase plan) without any charge, entitling such holders to subscribe for or purchase shares of Common Stock at a price per share that as of the record date for such issuance is less than the then Market Value per share of Common Stock, the number of shares of Common Stock issuable upon the exercise of each Warrant Certificate shall be increased to a number determined by multiplying the number of shares of Common Stock theretofore issuable upon exercise of each Warrant Certificate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, options, warrant or securities plus the number of additional shares of Common Stock offered for subscription or purchase or into or for which such securities that are issued are convertible, exchangeable or exercisable, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, option, warrants or securities plus the total number of shares of Common Stock which the aggregate consideration expected to be received by the Company (assuming the exercise or conversion of all such rights, options, warrants or securities) would purchase at the then Market Value per share of Common Stock. In the event of any such adjustment, the Exercise Price shall be adjusted to a number determined by dividing the Exercise Price immediately prior to such date of issuance by the aforementioned fraction. Such adjustment shall be made immediately after such rights, options or warrants are issued and shall become effective, retroactive to the record date for the determination of stockholders entitled to receive such rights, options, warrants or securities. No adjustment shall be made pursuant to this Section 4(c) which shall have the effect of decreasing the number of shares of Common Stock purchasable upon exercise or each Warrant Certificate or of increasing the Exercise Price. No adjustments shall be made under this Section 4(b) unless the adjustments to be made to the Exercise Price would individually or together with any prior adjustments to the Exercise Price exceed $.10. If such rights, options and warrants expire unexercised, any such adjustments shall be reversed or adjusted to reflect such expiration.

          (d) COMBINATION: LIQUIDATION. (i) In the event of a Combination (as defined below), each Holder shall have the right to receive upon exercise of the Warrant Certificates the kind and amount of shares of capital stock or other securities or property which such Holder would have been entitled to receive upon or as a result of such Combination had such Warrant Certificate been exercised immediately prior to such event (subject to further adjustment in accordance with the terms hereof). If agreed to by the Successor Company (as defined below) the Company shall provide that the surviving or acquiring Person (the "SUCCESSOR COMPANY") in such Combination will assume by written instrument the obligations under this Section 4 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. If the Successor Company does not agree, or if the Holder otherwise determines in it's sole discretion that it elects to receive cash consideration as a result of such Combination, the Warrant will be, upon notice from the Holder to that effect, purchased by the Company within three
(3) business days following such Combination at a price per share of Common Stock for which the Warrant is then exercisable equal to (x) on and prior to the first anniversary of the Issuance Date, $ 1.697925, (y) on and prior to the second anniversary of the Issuance Date, $ 3.39585, and (z) thereafter, $ 5.093775.The provisions of this Section 4(d)(i) shall similarly apply to successive Combinations involving any Successor Company. "Combination" means an event in which the Company consolidates with, mergers with or into, or sells all or substantially all of its assets to another Person, where "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          (ii) Subject to the Holder's right to have this Warrant purchased by the Company pursuant to Section 4(d)(i), in the event of (x) a Combination where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash or (y) the dissolution, liquidation or winding-up of the Company, the Holders shall be entitled to receive, upon surrender of their Warrant Certificates, distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrant Certificates, as if the Warrant Certificates had been exercised immediately prior to such event, less the Exercise Price. In case of any Combination described in this Section 4(d)(ii), Successor Company and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly following the consummation of such combination or at the time of such dissolution, liquidation or winding-up with an agent or trustee for the benefit of the Holders of the funds, if any, necessary to pay to the Holders the amounts to which they are entitled as described above. After such funds and the surrendered Warrant Certificates are received, the Company is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the Holders surrendering such Warrant Certificates.

          (e) NOTICE OF ADJUSTMENT. Whenever the Exercise Price or the number of shares of Common Stock and other property, if any, issuable upon exercise of the Warrant Certificates is adjusted, as herein provided, the Company shall deliver to the holders of the Warrant Certificates in accordance with Section 10 a certificate of the Company's Chief Financial Officer setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which (i) the Board of Directors determined the fair value of any evidences of indebtedness, other securities or property or warrants, options or other subscription or purchase rights and (ii) the Market Value of the Common Stock was determined, if either of such determinations were required), and specifying the Exercise Price and number of shares of Common Stock issuable upon exercise of Warrant Certificates after giving effect to such adjustment.

          (f) PURCHASE PRICE ADJUSTMENT. In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (other than shares or options issued or which may be issued pursuant to the Company's employee or director option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Agreement and listed in the Company's most recent periodic report filed under the Exchange
Act) at a purchase price per share on the date of original issuance of such security which is less than 95% of the Market Value of the Common Stock on the trading day next preceding such issue or sale, then in each such case, the Exercise Price in effect immediately prior to such issue or sale shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Exercise Price then in effect by a fraction,
(x) the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for such additional shares would purchase at such Market Value; and (y) the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately after such issue or sale. Notwithstanding the forgoing, no adjustment shall be made if such adjustment would be less than $.10.

For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("CONVERTIBLE SECURITIES"), the maximum number of shares of Common Stock that would be issuable upon exercise, exchange or conversion of such Convertible Securities (assuming that shares of Common Stock were trading at the then Market Value at the time of conversion) shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities; provided, further that if such Convertible Securities expire or are redeemed without conversion or exercise, the Exercise Price shall be further adjusted to reflect that the same are no longer outstanding.

If there is a change at any time in (i) the amount of additional consideration, if any, payable to the Company upon the conversion or exchange of any Convertible Securities; or (ii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

          (g) NOTICE OF CERTAIN TRANSACTIONS. In the event that the Company shall propose (a) to pay any dividend payable in securities of any class to the holders of its Common Stock or to make any other non-cash dividend or distribution to the holders of its Common Stock, (b) to offer the holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any capital reorganization, reclassification, consolidation or merger affecting the class of Common Stock, as a whole, or (d) to effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company, the Company shall, within the time limits specified below, send to each Holder a notice of such proposed action or offer. Such notice shall be mailed to the Holders at their addresses as they appear in the Warrant Register (as defined in Section 2(d)), which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the number of shares of Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant Certificate and the Exercise Price after giving effect to any adjustment pursuant to Section 4 which will be required as a result of such action. Such notice shall be given as promptly as possible and (x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining holders of the Common Stock for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

          (h) OTHER ADJUSTMENTS. In the event of any other transaction of the type contemplated by this Section 4, but not expressly provided for by the provisions hereof, the Board of Directors of the Company will make appropriate adjustment in the Exercise Price so as to equitably protect the rights of the Holder.

          (i) NO IMPAIRMENT OF HOLDER'S RIGHTS. The Company will not, by amendment of its articles of organization or bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, except as contemplated hereby, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment.

     5.   COMPANY'S REPRESENTATIONS.

          (a) The Company covenants and agrees that all shares of Common Stock issuable upon exercise of this Warrant Certificate will, upon delivery, be duly and validly authorized and issued, fully-paid and non-assessable and free from all taxes, liens, claims and encumbrances.

          (b) The Company covenants and agrees that it will at all times reserve and keep available an authorized number of shares of its Common Stock and other applicable securities sufficient to permit the exercise in full of all outstanding options, warrants and rights, including this Warrant Certificate.

          (c) The Company shall promptly secure the listing of the Shares upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed or become listed (subject to official notice of issuance upon exercise of this Warrant Certificate) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant Certificate; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant Certificate if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

          (d) The Company has taken all necessary action and proceedings as required and permitted by applicable law, rule and regulation, including, without limitation, the notification of the principal market on which the Common Stock is traded, for the legal and valid issuance of this Warrant Certificate to the Holder under this Warrant Certificate.

          (e) With a view to making available to Holder the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the Securities and Exchange Commission ("SEC") that may at any time permit Holder to sell securities of the Company to the public without registration, the Company agrees to use its reasonable best efforts to:

               (i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

               (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and

               (iii) furnish to any Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested to permit any such Holder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

     6. REGISTRATION RIGHTS. The initial Holder is entitled to the benefit of such registration rights in respect of the Shares as are set forth in the Registration Rights Agreement dated as of September 3, 1998, by and between the Company, the Holder and the other investors parties thereto ("REGISTRATION RIGHTS AGREEMENT"), including the right to assign such rights to certain assignees as set forth therein.

     7. ISSUANCE OF CERTIFICATES. Within two (2) trading days of receipt of a duly completed Election to Purchase form, together with this Certificate and payment of the Exercise Price, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder of this Warrant, a certificate or certificates for the number of fully paid and non-assessable shares of Common Stock to which that holder shall be entitled on such exercise. In the event the shares of Common Stock are not timely delivered to the Holder, the Company agrees to (a) indemnify Holder for all damages, including consequential and special damages, lost profits and expenses, including legal fees, and (b) beginning on the fifth (5th) day following the Company's receipt of a duly completed Election to Purchase form, pay a default premium of 2% per day of the value of underlying shares (based on the highest closing price during the two (2) day period preceding the date of surrender of the Warrant Certificate). In lieu of issuance of a fractional share upon any exercise hereunder, the Company will pay the cash value of that fractional share, calculated on the basis of the Exercise Price. The shares of Common Stock underlying this Warrant Certificate shall bear legends only as set forth in Article V of the Securities Purchase Agreement.

     8. DISPOSITION OF WARRANTS OR SHARES. The Holder of this Warrant Certificate, each transferee hereof and any holder and transferee of any Shares, by his or its acceptance thereof, agrees that no public distribution of Warrants or Shares will be made in violation of the provisions of the 1933 Act. Transfer of the Warrant or the Shares is subject to the restrictions set forth in the Securities Purchase Agreement. Furthermore, it shall be a condition to the transfer of the Warrants that any transferee thereof deliver to the Company his or its written agreement to accept and be bound by all of the relevant terms and conditions contained in this Warrant Certificate and in the Securities Purchase Agreement.

     9. NOTICES. Except as otherwise specified herein to the contrary, all notices, requests, demands and other communications required or desired to be given hereunder shall only be effective if given in writing by certified or registered U.S. mail with return receipt requested and postage prepaid; by private overnight delivery service (e.g. Federal Express); by facsimile transmission (if no original documents or instruments must accompany the notice); or by personal delivery. Any such notice shall be deemed to have been given (a) five business days following the mailing thereof, if mailed by certified or registered U.S. mail as specified above; (b) on the business day immediately following deposit with a private overnight delivery service if sent by said service; (c) upon receipt of confirmation of transmission if sent by facsimile transmission; or (d) upon personal delivery of the notice. All such notices shall be sent to the following addresses (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10):

               If to the Company:

               Excelsior-Henderson Motorcycle Manufacturing Company 805 Hanlon Drive
               Belle Plaine, MN 56011
               Attn:  Chief Executive Officer
               Tel:   (612) 873-5826
               Fax:   (612) 873-5956


               With a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA 94304-1050
               Attn: Andrew Hirsch, Esq.
               Tel: (650) 493-9300
               Fax: (415) 496-4092


              If to the Holder:

              RGC International Investors, LDC
              C/o Rose Glen Capital Management, L.P.
              3 Bala Plaza East, Suite 200

              Attn: Jerry Stahlecker
              Tel:   (610) 617-5900
              Fax:   (610) 617-0570


              and with a copy to:

              Morgan Lewis & Bockius
              2001 Logan Square
              Philadelphia, PA
              Attn:  Keith Marlowe
              Tel: (215) 963-5083
              Fax: (215) 963-5299


              in each case with a copy to:

              Shoreline Pacific Institutional Finance
              3 Harbor Drive, Suite 211
              Sausalito, CA 94965
              Telephone: (415) 332-7800
              Telecopy: (415) 332-7808
              Attention: General Counsel


Notwithstanding the time of effectiveness of notices set forth in this Section, an Election to Purchase shall not be deemed effectively given until it has been duly completed and submitted to the Company together with the original Warrant Certificate to be exercised and payment of the Exercise Price in a manner set forth in this Section.

     10. Notwithstanding anything in this Warrant Certificate to the contrary, in no event shall the holder of this Warrant Certificate be entitled to exercise with respect to a number of shares of Common Stock to the extent that following such exercise the sum of (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrant Certificates or other securities containing restrictions on conversion or exercise analogous to the provisions in this paragraph), and (ii) the number of shares of Common Stock issuable upon exercise of the Warrant Certificates (or portions thereof) with respect to which the determination described herein is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rules 13(d)-(g) thereunder, except as otherwise provided in clause (i) hereof.

     11. GOVERNING LAW. This Warrant Certificate and all rights and obligations hereunder shall be deemed to be made under and governed by the laws of the State of Delaware without giving effect to its conflicts of laws provisions. The Holder hereby irrevocably consents to the venue and jurisdiction of the State and Federal Courts located in the State of Delaware.

     12. SUCCESSORS AND ASSIGNS. This Warrant Certificate shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13. HEADINGS. The headings of various sections of this Warrant Certificate have been inserted for reference only and shall not affect the meaning or construction of any of the provisions hereof.

     14. SEVERABILITY. If any provision of this Warrant Certificate is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant Certificate, and the balance hereof shall be interpreted as if such provision were so excluded.

     15. MODIFICATION AND WAIVER. This Warrant Certificate and any provision hereof may be amended, waived, discharged or terminated only by an instrument in writing signed by the Company and the Holder.

     16. SPECIFIC ENFORCEMENT. The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant Certificate were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant Certificate and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or by facsimile, by one of its officers thereunto duly authorized.

                                       EXCELSIOR-HENDERSON MOTORCYCLE
                                       MANUFACTURING COMPANY, a Minnesota
                                       corporation



Date: September 3, 1998                By: /s/ Thomas M. Rootness
                                           ---------------------------------
                                       Name: Thomas M. Rootness
                                       Title: Chief Financial Officer

                              ELECTION TO PURCHASE

                          To Be Executed by the Holder
                     in Order to Exercise the Common Stock
                          Purchase Warrant Certificate

     The undersigned Holder hereby elects to exercise _______ of the Warrants represented by the attached Common Stock Purchase Warrant Certificate, and to purchase the shares of Common Stock issuable upon the exercise of such Warrants, and requests that certificates for securities be issued in the name of:

          __________________________________________________________
                     (Please type or print name and address)
          __________________________________________________________
          __________________________________________________________
          __________________________________________________________
                  (Social Security or Tax Identification Number)

and delivered to:______________________________________________________________
_____________________________________________________________________________ .

        (Please type or print name and address if different from above)

If such number of Warrants being exercised hereby shall not be all the Warrants evidenced by the attached Common Stock Purchase Warrant Certificate, a new Common Stock Purchase Warrant Certificate for the balance of such Warrants shall be registered in the name of, and delivered to, the Holder at the address set forth below.

     [In full payment of the purchase price with respect to the Warrants exercised and transfer taxes, if any, the undersigned hereby tenders payment of $__________ by check, money order or wire transfer payable in United States currency to the order of Excelsior-Henderson Motorcycle Manufacturing Company.] or [The undersigned elects cashless exercise in accordance with Section 1(b) of the Common Stock Purchase Warrant Certificate.]

     Holder hereby represents and convenants that it has complied with, or will comply with, any and all prospectus delivery requirements with respect to its sale of the Common Stock of the Company being purchased herewith.


                                       HOLDER:



Dated:___________________              By:____________________________________
                                          Name:
                                          Title:
                                          Address:____________________________
                                                  ____________________________
                                                  ____________________________

                             FORM OF ASSIGNMENT
                 (To be signed only on transfer of Warrant)



For value received, the undersigned hereby sells, assigns, and transfers unto _____________ the right represented by the within Warrant to purchase ______ shares of Common Stock of Excelsior-Henderson Motorcycle Manufacturing Company, to which the within Warrant relates, and appoints
____________________ Attorney to transfer such right on the books of Excelsior-Henderson Motorcycle Manufacturing Company, with full power of substitution of premises.




Dated:___________________              By: ___________________________________
                                           Name:
                                           Title:
                                       (signature must conform to name of
                                       holder as specified on the fact of the
                                       Warrant)

                                        Address: _____________________________
                                        ______________________________________
                                        ______________________________________


Signed in the presence of:



__________________________